Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Cumulus Media Inc. Registration Statement on Form S-3 of our report dated March 30, 2011, relating to the financial statements of Citadel Broadcasting Corporation as of December 31, 2010 (Successor) and 2009 (Predecessor) and for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and each of the two years in the period ended December 31, 2009 (Predecessor), appearing in the 2010 Annual Report on Form 10-K of Citadel Broadcasting Corporation, and to the reference to us under the heading “Experts” in the Registration Statement.
DELOITTE & TOUCHE LLP
Los Angeles, California
August 12, 2011